SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is entered into as of the 19th day of June, 2013, by and between, Nathaniel Bradley (“Employee”) and Marathon Patent Group, Inc. and any subsidiaries or affiliates of the Company (collectively referred to herein as the “Company”).

WHEREAS, Employee and the Company are parties to an employment agreement, dated as of March 1, 2013 (the “Employment Agreement”);

WHEREAS, Employee is currently employed by the Company as the Chief Technology Officer and President of IP Services of the Company; and

WHEREAS, this Agreement governs the terms of Employee’s separation from the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1.           Effective Date of Resignation.     Employee acknowledges that, as of the date of this Agreement, he is resigning from his position as Chief Operations Officer and President of IP Services of the Company.  Employee agrees to execute any and all documents as may be reasonably necessary to confirm his resignation from such positions.  The Employee understands and agrees that he is no longer authorized to conduct any business on behalf of the Company or to hold himself out as an officer, employee, agent or representative of the Company.  The Employee understands and agrees that he is no longer authorized to incur any expenses, obligations, or liabilities on behalf of the Company. As of the date hereof, the Employment Agreement shall be terminated; provided, however, that the Sections of the Employment Agreement that expressly survive termination (including, without limitation, Section 13 of the Employment Agreement) shall survive this termination of the Employment Agreement.

2.           Severance.     As severance, notwithstanding Section 6 of the Employment Agreement, the Company shall pay to Employee $16,250 (the “Severance Payments”), which amount is equal to one month’s salary, and shall be paid within ten (10) business days of the Employee’s execution of this Agreement.  The Severance Payments shall be made provided that Employee does not revoke his acceptance of the Agreement pursuant to Section 14 below.  The Severance Payments will be subject to any and all applicable taxes and withholdings.

Employee acknowledges and agrees that the Severance Payments provided to him, as set forth within this paragraph, exceed any and all payments and/or benefits that would otherwise be due to the Employee as severance and unpaid salary and benefits, and that Employee is not entitled to any other payments, salary, commissions, compensation or benefits from the Company aside from what is set forth within this paragraph.

3.           Treatment of Equity Holdings.  Employee is entitled to the 125,000 options which have vested as of the date of this Agreement.  Employee shall not be entitled to any additional options, including, but not limited to any options vesting after the date hereof.  Notwithstanding any provision of the Company’s option plan or any other agreement between Employee and the Company or any other party to the contrary, the Company agrees that Employee shall have the unqualified right to exercise any of the vested options pursuant to their terms.

4.           Employee Release.     In exchange for the consideration provided for in this Agreement, Employee irrevocably and unconditionally releases the Company, its predecessors, parents, subsidiaries, affiliates, and past, present and future officers, directors, agents, consultants, employees, representatives, and insurers, as applicable, together with all successors and assigns of any of the foregoing (collectively, the “Releasees”), of and from all claims, demands, actions, causes of action, rights of action, contracts, controversies, covenants, obligations, agreements, damages, penalties, interest, fees, expenses, costs, remedies, reckonings, extents, responsibilities, liabilities, suits, and proceedings of whatsoever kind, nature, or description, direct or indirect, vested or contingent, known or unknown, suspected or unsuspected, in contract, tort, law, equity, or otherwise, under the laws of any jurisdiction, that the Employee or his predecessors, legal representatives, successors or assigns, ever had, now has, or hereafter can, shall, or may have, against the Releasees, as set forth above, jointly or severally, for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of the world through, and including, the date of this Agreement (“Claims”).

Such release includes, but is not limited to, the violation of any express or implied contract; any federal, state or local laws, restricting an employer’s right to terminate employees, or otherwise regulating employment; workers compensation, wage and hour, or other employee relations statutes, executive orders, ordinance, or regulations, including any rights or claims under Title VII of the Civil Rights Act of 1964, as amended the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967 (“ADEA”) (29 U.S.C. § 626, as amended), the Fair Labor Standards Act, the WARN Act, or any state or local laws covering the same subject matter; tort (including, without limitation, negligent conduct, invasion of privacy and defamation); any federal, state, or local laws providing recourse for retaliation, wrongful discharge, dismissal or other obligations arising out of public policy, physical or personal injury, fraud, negligent misrepresentations, and similar or related claims. The laws referred to in this section include statutes, regulations, other administrative guidance, and common law doctrines. Any and all claims and/or disputes arising out of or relating to any of the foregoing shall be, and are, finally compromised, released and settled.

Notwithstanding the foregoing, this release does not include Employee’s right to enforce the terms of this Agreement.  Employee understands that this Agreement releases claims that he may not know about. This is Employee’s knowing and voluntary intent, even though Employee recognizes that someday he might learn that some or all of the facts that he currently believes to be true are untrue and even though he might then regret having signed this Agreement.

Except to enforce this Agreement, Employee agrees that he will not pursue, file or assert or permit to be pursued, filed or asserted any civil action, suit or legal proceeding seeking equitable or monetary relief (nor will he seek or in any way obtain or accept any such relief in any civil action, suit or legal proceeding) in connection with any matter concerning his employment relationship with the Company and/or the termination thereof with respect to all of the claims released herein arising from the beginning of the world up to and including the date of execution of this Agreement (whether known or unknown to him and including any continuing effects of any acts or practices prior to the date of execution of this Agreement). Except for the payments and benefits set forth herein, Employee acknowledges that he has been paid all wages and other amounts due to him and that he is not entitled to any other payments or benefits of any kind.

If Employee should bring any action arising out of the subject matter covered by this Agreement, except to enforce this Agreement, he understands and recognizes that he will, at the option of the Company, be considered in breach of this Agreement and shall be required to immediately return any and all funds received pursuant to this Agreement.  Furthermore, if the Company should prevail concerning any or all of the issues so presented, Employee shall pay to the Company all of the costs and expenses of defense, including attorney’s fees.

5.           Company Release.     In exchange for the consideration provided for in this Agreement, the Company irrevocably and unconditionally releases the Employee of and from all claims, demands, causes of actions, fees and liabilities of any kind whatsoever, which it had, now has or may have against the Employee, as of the date of this Agreement, by reason of any actual or alleged act, omission, transaction, practice, conduct, statement, occurrence, or any other matter, within the reasonable scope of the Employee’s employment that is known to the Company.  The Company represents that, as of the date of this Agreement, there are no known claims relating to the Employee. Notwithstanding the foregoing, the Sections of the Employment Agreement that expressly survive termination (including, without limitation, Section 13 of the Employment Agreement) shall survive this termination of the Employment Agreement.

6.           Company Information and Property.     Employee agrees to immediately return to the Company all Company property and information in his possession including, but not limited to, Company reports, customer lists, supplier lists, consultant lists, formulas, files, manuals, memoranda, computer equipment, access codes, discs, software, and any other Company business information or records, in any form in which they are maintained, including records or information regarding Company customers, suppliers and vendors, and Company products and product development, and agrees that he will not retain any copies, duplicates, reproductions, or excerpts thereof in any form. Employee further agrees that he will not, in any manner, make use of any Company property and information in any future dealings, business or otherwise, and acknowledges that any use of Company property and information in any future dealings, business or otherwise, would constitute a breach of this Agreement. Employee acknowledges that any breach of this section would cause irreparable injury to the Company for which there is no adequate remedy at law and in addition to any remedies that may be available to the Company in the event of a breach or threatened breach of this section by Employee, including monetary damages, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction which would prevent Employee from violating or attempting to violate the provisions of this section of the Agreement.  In seeking such an order, any requirement to post a bond or other undertaking shall be waived.  In any such action, the Company shall be entitled to an award of all reasonable costs and fees incurred in bringing such an action, including reasonable attorney’s fees.

7.           Confidentiality.     Employee agrees that he will not disclose, directly or indirectly, the underlying facts that led up to this Agreement or the terms or existence of this Agreement. Employee represents that he has not and will not, in any way, publicize the terms of this Agreement and agrees that its terms are confidential and will not be disclosed by him except that he may discuss the terms of this Agreement with his attorneys, financial advisors, accountants, and members of his immediate family, or as required by law.  Employee understands and agrees that should he violate this provision of the Agreement, he will be responsible to the Company for liquidated damages in the amount of any and all funds payable pursuant to this Agreement and understands that such monetary relief shall not be a bar to the Company’s pursuit of injunctive relief. Notwithstanding the foregoing, the Employee acknowledges that the Company shall be entitled to disclose this Agreement as required by law, regulatory authorities or judicial process.

8.           Non-disparagement.     Employee represents and agrees that he shall refrain from making any written or oral statements to any person or entity with whom the Company or Employee has had or may have a business or social relationship which may reasonably be expected to impugn or degrade the character, integrity, ethics or business practices of the Company, its affiliates, employees, directors, officers, agents, representatives or clients, or which may reasonably be expected to damage the business, image or reputation of the Company, its affiliates, employees, directors, officers, agents, representatives, or clients.

The Company represents and agrees that it shall refrain from making any written or oral statements to any person or entity with whom the Company or the Employee has had or may have a business or social relationship which may reasonably be expected to impugn or degrade the character, integrity, or ethics of the Employee.  Should there by any inquiry as to the Employee’s employment with the Company, the Company agrees to provide the following information: dates of Employee’s employment with the Company, position held by Employee, and the reason for Employee’s departure (i.e., voluntary resignation), and will not otherwise comment about the Employee or about the Employee’s performance of his duties and responsibilities while employed by the Company.

9.           Indemnity.  The Company shall indemnify and hold harmless Employee from any and all losses, costs, damages, expenses, claims, or charges (including reasonable attorneys’ fees and costs) arising out of or in any way connected with Employee’s employment with the Company and Employee having served as an officer of the Company for any actions taken by Employee within the reasonable scope of his employment in such capacities during the time Employee was employed by the Company.

10.           Future Cooperation; Consulting.  Employee agrees to reasonably cooperate with the Company, its financial and legal advisors, in connection with any business matters for which the Employee’s assistance may be required and in any claims, investigations, administrative proceedings or lawsuits which relate to the Company and for which Employee may possess relevant knowledge or information.  The Employee also hereby agrees that for a period of one year from the date hereof, Employee will provide periodic consultation to the Company as requested by the Company at an agreed upon hourly rate of $75.00.  Such consultation will generally be via teleconference and will not unduly interfere with your employment. Any travel and accommodation expenses, if any, incurred by the Employee as a result of such cooperation or consultation will be reimbursed in accordance with the Company’s standard policies.

11.           Applicable Law and Jurisdiction.     This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law principles.  Any dispute regarding this Agreement or related to the Employee’s employment with the Company shall be resolved in the Courts located in the County and State of New York, without a jury (which is hereby expressly waived).

12.           Entire Agreement.     This Agreement may not be changed or altered, except by a writing signed by both parties. Until such time as this Agreement has been executed and subscribed by both parties hereto: (i) its terms and conditions and any discussions relating thereto, without any exception whatsoever, shall not be binding nor enforceable for any purpose upon any party; and (ii) no provision contained herein shall be construed as an inducement to act or to withhold an action, or be relied upon as such.  This Agreement constitutes an integrated, written contract, expressing the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, oral or written, between the parties, including the Employment Agreement, except as otherwise provided herein.

13.           Assignment.     Employee has not assigned or transferred any claim he is releasing, nor has he purported to do so.  If any provision in this Agreement is found to be unenforceable, all other provisions will remain fully enforceable. This Agreement binds Employee’s heirs, administrators, representatives, executors, successors, and assigns, and will insure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors, and assigns.

14.           Binding Effect.     This Agreement will be deemed binding and effective immediately upon its execution by the Employee; provided, however, that in accordance with the ADEA, Employee’s waiver of ADEA claims under this Agreement is subject to the following: Employee may consider the terms of his waiver of claims under the ADEA for twenty-one (21) days before signing it and may consult legal counsel if Employee so desires. Employee may revoke his waiver of claims under the ADEA within seven (7) days of the day he executes this Agreement. Employee’s waiver of claims under the ADEA will not become effective until the eighth (8th) day following Employee’s signing of this Agreement. Employee may revoke his waiver of ADEA claims under this Agreement by delivering written notice of his revocation, via facsimile and overnight mail, before the end of the seventh (7th) day following Employee’s signing of this Agreement to: Douglas Croxall, Chief Executive Officer, 2331 Mill Road, Suite 100, Alexandria, VA 22314  (fax: (703) 997-7320).  In the event that Employee revokes his waiver of ADEA claims under this Agreement prior to the eighth (8th) day after signing it, the remaining portions of this Agreement shall remain in full force in effect, except that the obligation of the Company to provide the payments and benefits set forth in Section 2 of this Agreement shall be null and void. Employee further understands that if Employee does not revoke the ADEA waiver in this Agreement within seven (7) days after signing this Agreement, his waiver of ADEA claims will be final, binding, enforceable, and irrevocable.

EMPLOYEE UNDERSTANDS THAT FOR ALL PURPOSES OTHER THAN HIS WAIVER OF CLAIMS UNDER THE ADEA, THIS AGREEMENT WILL BE FINAL, EFFECTIVE, BINDING, AND IRREVOCABLE IMMEDIATELY UPON ITS EXECUTION.

15.           Acknowledgement.     Employee acknowledges that he: (a) has carefully read this Agreement in its entirety; (b) has been presented with the opportunity to consider it for at least twenty-one (21) days; (c) has been advised to consult and has been provided with an opportunity to consult with legal counsel of his choosing in connection with this Agreement; (d) fully understands the significance of all of the terms and conditions of this Agreement and has discussed them with his independent legal counsel or has been provided with a reasonable opportunity to do so; (e) has had answered to his satisfaction any questions asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) is signing this Agreement voluntarily and of his own free will and agrees to abide by all the terms and conditions contained herein.

[Signature page follows]

MARATHON PATENT GROUP, INC.

By:	/s/ Douglas Croxall
Douglas Croxall, Chief Executive Officer

Executed on the 19th day of June, 2013

By:	/s/ Nathaniel Bradley
Nathaniel Bradley

Executed on the 19th day of June, 2013

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